Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, October 26, 2022

CHICAGO, ILLINOIS – October 26, 2022 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2022 net sales and net earnings.

Third quarter 2022 net sales were $211,888,000 compared to $183,090,000 in third quarter 2021, an increase of $28,798,000 or 16%. Third quarter 2022 net earnings were $26,577,000 compared to $24,733,000 in third quarter 2021, and net earnings per share were $0.39 and $0.36 in third quarter 2022 and 2021, respectively, an increase of $0.03 per share or 8%.

Nine months 2022 net sales were $493,260,000 compared to $399,445,000 in nine months 2021, an increase of 93,815,000 or 23%. Nine months 2022 net earnings were $50,593,000 compared to $45,294,000 in nine months 2021, and net earnings per share were $0.73 and $0.65 in nine months 2022 and 2021, respectively, an increase of $0.08 per share or 12%.

Mrs. Gordon said, “The sales growth in third quarter and nine months 2022 was driven by an overall increase in demand and higher sales price realization.  Effective sales and marketing programs, including pre-Halloween sales programs in the third quarter 2022, also contributed to higher sales. The Company had continuing improvement in customer orders and sales throughout 2021 and into the first nine months of 2022 as consumers returned to more activities and lifestyles that they experienced prior to the Covid-19 pandemic. These activities include planned purchases of the Company’s products for “sharing” and “give-a-way” occasions. Many of the Company’s products are consumed at group events, outings, and other gatherings, including Halloween events, which had been curtailed or in some cases eliminated in response to the Covid-19 pandemic.  Third quarter and nine months 2022 sales also exceeded third quarter and nine months 2019 sales by 16% and 27%, respectively, which provides a sales comparison prior to the pandemic.

Although higher third quarter and nine months 2022 sales, including sales price increases, contributed to improved net earnings compared to the corresponding prior year periods in 2021, significantly higher input costs mitigated much of the benefits of these higher sales. When compared to these prior year periods, third quarter and nine months 2022 gross profit margins and net earnings were adversely affected by significantly higher costs for ingredients, packaging materials, freight and delivery, and many manufacturing supplies and services. We also incurred additional costs, including overtime and extended operating shifts for plant manufacturing, to meet this higher demand.

Our input unit costs moved significantly higher in the nine months 2022 period as most of our supply contracts for ingredients, packaging materials and manufacturing supplies and services expired at the end of 2021 and new supply agreements at higher prices became effective in early 2022. In certain instances, we have expanded our annual commitments for some ingredients from our suppliers to meet higher demand, however, certain markets are very tight and this incremental expansion has and will continue to result in yet higher unit costs for these additional materials. Supplier and transportation delays also caused us to purchase some limited quantities of ingredients in the spot market which were at substantially higher costs than our contracted prices. Supply chain challenges and limited availability of certain ingredients and materials, as well as generally higher commodity markets, have driven up our costs for many key ingredients and materials in 2022. The adverse effects of higher energy costs, including higher fuel surcharges, have added to our input costs on both customer and supplier freight and delivery in 2022. These higher energy costs have also increased our costs for utilities to operate our manufacturing plants this year. We expect these higher input costs to continue through the balance of 2022 and are seeing even higher costs for many ingredients and materials in 2023. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in lower current income taxes during such periods of increasing costs, but this method does charge the most current costs to cost of goods sold and thereby accelerates the realization of these higher costs.

In response to these higher input costs many companies in the consumer products industry have increased selling prices throughout 2021 and 2022. We have followed with price increases as well with the objective of improving sales price realization and restoring some of our margin declines. Price increases were phased in principally beginning in second half 2021 and are continuing through the balance of 2022 and into 2023. Although our price increases have generally reflected the overall price increases in our industry, they have not as yet resulted in restoring our margins to historical levels. Company management believes that we should be able to make meaningful progress in restoring our lost margins in 2023 when all of our price increases take full effect, however, continuing increases in input costs and overall higher inflation may inhibit us from accomplishing this objective. Although the Company continues to monitor these higher input costs and price increases in the industry, we are mindful of the effects and limits of passing on all of the above discussed higher input costs to consumers of our products.

Our supply chain has continued to be extremely challenging in 2022, as our supplier lead times have expanded greatly or our suppliers have been unable to meet promised delivery dates. In some cases, we are unable to secure timely delivery of additional ingredients and packaging materials to meet our higher demand in 2022, and therefore are limiting our customer sales order volumes of some products. We are continuing to focus on the supply chain and possible delays and disruptions, but this area continues to have much less predictability compared to past history. Although we are cautiously optimistic, it is possible that supply chain disruptions could result in the temporary shut-down of one or more manufacturing lines resulting in lost sales and profits in 2022 and into 2023. Labor shortages at some of our plant locations have contributed to some production limitations and continue to have some adverse impact on the fulfillment of customer orders.  Nonetheless, we have been able to meet substantially all of our labor needs to date, including for our seasonal increases in production, however, the current tight labor market has created much more uncertainty than in the past.

Although foreign exchange gains were very comparable in both third quarter 2022 and 2021, more favorable foreign exchange contributed to improved net earnings in the nine months 2022 period compared to nine months 2021. The Company’s effective income tax rates were 22.7% and 21.3% in third quarter 2022 and 2021, respectively, and 23.4% and 23.0% in nine months 2022 and 2021, respectively. Earnings per share did benefit from stock purchases in the open market resulting in fewer shares outstanding in third quarter and nine months 2022.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, and increase operational efficiencies in order to provide genuine value to consumers. The effects of the Covid-19 pandemic, including variants and sub-variants, are unprecedented, and therefore the Company is unable to determine the related effects on its sales and net earnings for the balance of 2022 and beyond.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, supply chain disruptions, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

SEPTEMBER 30, 2022 and 2021

	Third Quarter Ended
	2022	2021

Net Product Sales	$211,888,000	$183,090,000
Net Earnings	$26,577,000	$24,733,000
Net Earnings Per Share*	$0.39	$0.36
Average Shares Outstanding*	68,876,000	69,250,000

	Nine Months Ended
	2022	2021

Net Product Sales	$493,260,000	$399,445,000
Net Earnings	$50,593,000	$45,294,000
Net Earnings Per Share*	$0.73	$0.65
Average Shares Outstanding*	68,952,000	69,555,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 8, 2022 and April 2, 2021.